Excelsior LaSalle Property Fund, Inc.
225 High Ridge Road
Stamford, CT  06905

May 9, 2008

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Excelsior LaSalle Property Fund, Inc.
Form 10-K for fiscal year ended December 31, 2007, filed March 7, 2008
File No. 000-51948

Ladies and Gentlemen:

In connection with the above-referenced filing, Excelsior LaSalle Property Fund, Inc. hereby acknowledges that:

●	it is responsible for the adequacy and accuracy of the disclosure in its Form 10-K for fiscal year ended December 31, 2007 (the “Filing”);

●	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the Filing; and

●	it may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please direct any questions with respect to the foregoing to Keith Pisani of Paul, Hastings, Janofsky & Walker LLP at (212) 318-6053.

Sincerely,

/s/ Henry I. Feuerstein

Henry I. Feuerstein
President and Chief Executive Officer

cc:  Keith D. Pisani, Esq.